CONTACT:
Terry Earley, CFO
VantageSouth Bancshares, Inc.
Phone: (919) 659-9015
Email: Terry.Earley@vsb.com

FOR IMMEDIATE RELEASE

VantageSouth Bancshares, Inc. Announces Net Income of $3.7 million and Annualized Loan Growth of 24 percent in the Second Quarter of 2013

RALEIGH, N.C., July 30, 2013 – VantageSouth Bancshares, Inc. (NYSE MKT: VSB), the holding company for VantageSouth Bank, today reported unaudited financial results for the quarter ended June 30, 2013. Highlights for the second quarter of 2013 include the following:

•	Net income was $3.7 million in 2Q 2013 compared to a net loss of $806 thousand in 1Q 2013 and net income of $338 thousand in 2Q 2012.

•
Operating earnings, which excludes securities gains, a one-time acquisition gain, and merger and conversion costs, were $2.8 million in 2Q 2013 compared to a loss of $422 thousand in 1Q 2013 and earnings of $360 thousand in 2Q 2012.

•
VSB completed the merger and system conversion of ECB Bancorp, Inc. ("ECB") in 2Q 2013. The ECB merger generated a one-time gain of $8.2 million in 2Q 2013, while merger and system conversion costs totaled $12.0 million in 2Q 2013 compared to $1.6 million in 1Q 2013 and $6 thousand in 2Q 2012.

•	Annualized net loan growth was approximately 24 percent in 2Q 2013, excluding acquired ECB loans, which was driven by loan originations of $154.2 million.

•	Net interest margin expanded to 4.67 percent in 2Q 2013 from 4.24 percent in 1Q 2013 and 4.33 percent in 2Q 2012.

•
Operating non-interest income, which excludes a one-time acquisition gain, increased to $4.9 million in 2Q 2013 as the Company continued to expand its government guaranteed lending and mortgage businesses and acquired a merchant banking platform and expanded its deposit-related fee income base through the ECB merger.

•
Asset quality continued to improve as nonperforming assets decreased to 1.33 percent of total assets as of June 30, 2013 from 1.48 percent of total assets as of March 31, 2013 and 1.71 percent of total assets as of December 31, 2012.

•	Operating efficiency, which represents operating expenses to total operating revenues, improved to 75.9 percent in 2Q 2013 from 82.5 percent in 1Q 2013 and 82.8 percent in 2Q 2012.

•
Effective July 22, 2013, the Company transferred the listing of its common stock to the NYSE MKT, LLC under the ticker symbol "VSB" and changed its name from Crescent Financial Bancshares, Inc. to VantageSouth Bancshares, Inc.

"We completed the ECB merger and system conversion in the second quarter while continuing to build on our core business momentum," stated Scott Custer, CEO of the Company. Mr. Custer continued, "The operating scale provided by the ECB merger coupled with the hard work of our top-notch associates propelled the Company in the second quarter and allowed us to improve our financial performance in almost every aspect, including revenue growth, core loan growth, net interest margin expansion, improved asset quality, and better operating efficiency. We are excited about our new markets, associates, clients, and stockholders in eastern North Carolina and look forward to serving the banking needs of these communities for many years to come. By focusing on constantly providing excellent client service and through a targeted and disciplined acquisition, we made some important strides this quarter in becoming the bank of choice for businesses, business owners and professionals in our markets."

ECB Merger

On April 1, 2013, the Company completed the merger of ECB with and into VSB (the "ECB merger"). The ECB merger was completed pursuant to an Agreement and Plan of Merger dated as of September 25, 2012 (the "Merger Agreement"). Immediately following the ECB merger, The East Carolina Bank, a wholly-owned subsidiary of ECB, was merged with and into VantageSouth Bank. Upon the closing of the ECB merger, each outstanding share of ECB common stock was converted into the right to receive 3.55 shares of VSB common stock. The aggregate merger consideration consisted of 10,312,186 shares of VSB common stock. Based upon the $3.94 per share closing price of VSB common stock on March 28, 2013, the aggregate purchase price totaled $40.6 million.

Pursuant to the Merger Agreement, the Company agreed to exchange each share of ECB’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, into one share of VSB Fixed Rate Cumulative Perpetual Preferred Stock, Series B. At the closing of the ECB merger, the Company also issued a warrant to purchase 514,693.2 shares of VSB common stock to the U.S. Department of the Treasury (“Treasury”) in exchange for the warrant issued by ECB to Treasury on January 16, 2009 to purchase 144,984 shares of ECB’s common stock. The warrant issuance reflects the exchange ratio associated with the ECB merger.

In connection with the ECB merger, the Company applied the acquisition method of accounting to ECB's balance sheet. Therefore, all acquired assets and liabilities were adjusted to fair value, and the historical allowance for loan losses was eliminated. The Company recorded a one-time acquisition gain of $8.2 million in 2Q 2013, which reflected the amount by which the fair value of acquired net assets exceeded the combined purchase price and fair value of non-controlling interests. The Company has a one-year measurement period from the acquisition date to finalize the recorded fair values of net assets acquired. The acquisition gain may change if initial fair value estimates are revised within the measurement period. The acquisition of ECB increased the Company's total assets by 77 percent, deposits by 81 percent, and stockholders' equity by 39 percent at the merger date. Therefore, the Company's results of operations and financial position were significantly impacted in 2Q 2013 by the ECB merger.

VantageSouth Bank Merger into Crescent

On November 30, 2012, VantageSouth Bank ("Legacy VantageSouth") was merged with and into Crescent State Bank, a wholly-owned banking subsidiary of Crescent Financial Bancshares, Inc. ("Crescent"), and the combined bank was re-branded as VantageSouth Bank. This merger was a combination of commonly controlled companies since both banks were subsidiaries of Piedmont Community Bank Holdings, Inc. ("Piedmont"), and it was accounted for in a manner similar to a pooling of interests transaction. Thus, the Company's financial statements were retrospectively adjusted to combine the financial condition and results of operations of Crescent and Legacy VantageSouth from the date the two companies became commonly controlled.

Further, because of the application of push-down accounting to the books of Legacy VantageSouth on February 1, 2012 when Piedmont purchased the bank's remaining non-controlling equity interests, reporting periods prior to this date are denoted as "2012 Predecessor Period" (January 1 to January 31, 2012) and periods after this date are denoted as "2012 Successor Period" (February 1 to June 30, 2012).

Results of Operations

2Q 2013 compared to 2Q 2012

Net income was $3.7 million in the second quarter of 2013 compared to $338 thousand in the second quarter of 2012. After preferred stock dividends and accretion, net income available to common stockholders was $3.0 million, or $0.07 per common share, in the second quarter of 2013 compared to a net loss of $29 thousand, or $0.00 per common share, in the second quarter of 2012. Operating earnings, which excludes securities gains, the ECB acquisition gain, and merger and conversion costs, improved to $2.8 million in second quarter 2013 from $360 thousand in the second quarter of 2012 as the Company improved its financial performance following the ECB merger by increasing net interest income, lowering provision for loan losses, increasing non-interest income, and by reducing its operating efficiency ratio. Similarly, pre-tax, pre-provision operating earnings increased to $6.0 million in the second quarter of 2013 from $2.2 million in the second quarter of 2012.

Year-to-Date

Net income was $2.9 million in the first six months of 2013 while net income was $395 thousand in the 2012 Successor Period and $529 thousand in the 2012 Predecessor Period. After dividends and accretion on preferred stock, net income available to common stockholders was $1.8 million, or $0.04 per common share, in the first six months of 2013, while net loss attributable to common stockholders was $216 thousand, or $0.01 per common share, in the 2012 Successor Period, and net income available to common stockholders was $407 thousand, or $0.01 per common share, in the 2012 Predecessor Period.

Net Interest Income

2Q 2013 compared to 2Q 2012

Net interest income was $20.4 million in the second quarter of 2013 compared to $10.0 million in the second quarter of 2012. The increase in net interest income was the result of a significant increase in earning assets from organic business activity and the ECB merger as well as an improved net interest margin. Average earning assets increased from $937.7 million in the 2Qsecond quarter of 2012 to $1.75 billion in the second quarter of 2013. Over this period, average loan balances increased by $611.5 million, of which $466.7 million was from acquired ECB loans, and average investment securities balances increased by $222.2 million. In addition, average deposits increased by $768.6 million, of which $736.1 million was from the ECB merger.

The Company's net interest margin expanded from 4.33 percent in the second quarter of 2012 to 4.67 percent in the second quarter of 2013. The improved net interest margin was due to lower costs on interest-bearing liabilities and slightly higher yields on earning assets. The yield on earning assets increased from 5.09 percent in the second quarter of 2012 to 5.12 percent in the second quarter of 2013, which reflected increased loan yields partially offset by lower yields on investment securities. The increase in loan yields was a product of higher acquired ECB loan yields, which included a favorable impact from acquisition accounting fair value adjustments, partially offset by lower prevailing market loan rates on new loan originations. Securities yields declined as the Company reinvested principal paydowns and proceeds from sales at lower current market rates and as yields on the acquired ECB securities portfolio were lowered to current market rates.

The cost of interest-bearing liabilities declined from 0.91 percent in the second quarter of 2012 to 0.51 percent in the second quarter of 2013, which primarily reflected a lower cost of deposits as the Company adjusted interest rates it pays on certain checking and money market accounts in the second quarter of 2013 and incorporated the ECB deposit base. Further, in order to fund loan growth and to hedge the risk of rising interest rates on the Company's financial condition, the Company increased its level of borrowings in the current quarter in the form of FHLB advances which also lowered overall funding costs.

In the second quarter of 2013, the Company entered into a series of forward starting interest rate swaps on $75.0 million of short-term FHLB advances. Beginning in the second quarter of 2015, these interest rate swaps will exchange the short-term variable interest rate the Company is to pay on the advances with fixed interest rates ranging from 1.65 to 1.72 percent. These interest rate swaps are considered effective cash flow hedges; therefore, changes in the fair value of the hedges, net of tax, are recorded to other comprehensive income. The purpose of these cash flow hedges is to mitigate the risk that potentially rising interest rates pose to the Company's tangible book value since the fair value of investment securities generally declines in a rising interest rate environment and the fair value of these cash flow hedges generally increases in a rising interest rate environment. In the second quarter of 2013, the fair value of the investment securities portfolio declined net of tax by $6.5 million, or $0.14 per outstanding common share, primarily due to increases in market interest rates, while the fair value of cash flow hedges increased net of tax by $2.4 million, or $0.05 per outstanding common share, thus partially reducing the negative impact of lower securities values to tangible book value. The Company's management and board of directors actively manage interest rate risk, and based on its interest rate risk modeling, the Company believes its balance sheet is appropriately positioned for changing interest rate scenarios in the short term and long term.

Income accretion on purchased loans totaled $6.2 million in the second quarter of 2013, which consisted of $3.9 million of accretion on purchased credit-impaired ("PCI") loans and $2.3 million of accretion income on purchased non-impaired loans. PCI loan accretion represents all interest income recorded for those loans in the period while accretion income on purchased non-impaired loans represents accretion of the fair value discount on the effective yield method, which increased interest income above contractual yields. Time deposit fair value amortization totaled $966 thousand, and net amortization of short-term borrowings and long-term debt totaled $18 thousand, which reduced interest expense. Acquisition accounting amortization reduced the Company's cost of interest-bearing liabilities by 0.26 percent in the second quarter of 2013.

Year-to-Date

Net interest income in the first six months of 2013 totaled $30.4 million while net interest income totaled $16.9 million in the 2012 Successor Period and $3.6 million in the 2012 Predecessor Period. Average earning assets totaled $1.35 billion in the first six months of 2013, which was a significant increase from $945.6 million in the 2012 Successor Period and $934.3 million in the 2012 Predecessor Period. The increase in average interest-earning assets was primarily the result of assets acquired in the ECB merger as well as organic loan growth.

Net interest margin was 4.53 percent in the first six months of 2013, which was an increase from 4.36 percent in the 2012 Successor Period but a slight decrease from 4.55 percent in the 2012 Predecessor Period. The increase in net interest margin from the 2012 Successor Period was primarily due to a reduction in the cost of interest-bearing liabilities which fell from 0.91 percent in the 2012 Successor Period to 0.60 percent in the first six months of 2013. Declining yields on interest-earning assets partially offset the improvement in the cost of interest-bearing liabilities due to the origination of new loans at lower current market rates and the reinvestment of principal paydowns and proceeds from sales of securities at lower current market rates. The average yield on loans decreased from 6.08 percent in the 2012 Successor Period and 6.15 percent in the 2012 Predecessor Period to 5.97 percent in the first six months of 2013, and the average yield on investment securities declined from 2.70 percent in the 2012 Successor Period and 2.74 percent in the 2012 Predecessor Period to 2.15 percent in the first six months of 2013.

Income accretion on purchased loans totaled $9.7 million in the first six months of 2013, which consisted of $7.3 million of accretion on purchased credit-impaired ("PCI") loans and $2.4 million of accretion income on purchased non-impaired loans. Time deposit fair value amortization totaled $1.4 million, which reduced interest expense, while net accretion of short-term borrowings and long-term debt totaled $19 thousand, which increased interest expense. Time deposit amortization, net of accretion on short-term borrowings and long-term debt reduced the Company's cost of interest-bearing liabilities by 0.24 percent in the first six months of 2013. Income accretion on purchased loans totaled $6.9 million and $1.6 million in the 2012 Successor Period and 2012 Predecessor Period, respectively. Net amortization of fair value premiums on interest-bearing liabilities in the 2012 Successor Period and 2012 Predecessor Period totaled $1.4 million and $298 thousand, respectively, which reduced the Company's cost of interest-bearing liabilities by 0.42 percent and 0.45 percent, respectively.

Provision for Loan Losses and Asset Quality

2Q 2013 compared to 2Q 2012

Provision for loan losses was $1.5 million in the second quarter of 2013 compared to $2.0 million in the second quarter of 2012. The allowance for loan and lease losses ("ALLL") and related provision were calculated for the Company's following three portfolio categories: non-acquired loans, purchased non-impaired loans, and PCI loans. In the second quarter of 2013, the non-acquired loan provision was $1.5 million, purchased non-impaired loan provision was $356 thousand, and the Company recognized a PCI loan provision recovery of $397 thousand, which reduced the ALLL.

The following table summarizes the changes in the ALLL for each loan category in 2Q 2013 and 2Q 2012.

(Dollars in thousands)	Non-Acquired	Purchased Non-Impaired	Purchased Credit-Impaired	Total

2Q 2013:
Balance at April 1, 2013	$2,834	$210	$2,483	$5,527
Net charge-offs	(28)	(566)	—	(594)
Provision for loan losses	1,533	356	(397)	1,492
Balance at June 30, 2013	$4,339	$—	$2,086	$6,425

2Q 2012:
Balance at April 1, 2012	$1,236	$371	$—	$1,607
Net charge-offs	—	(610)	—	(610)
Provision for loan losses	401	873	772	2,046
Balance at June 30, 2012	$1,637	$634	$772	$3,043

The reduction in provision for loan losses in the second quarter of 2013 compared to the prior year second quarter was primarily due to improvements in expected cash flows on the Company's PCI loans, which generated a net provision recovery of $397 thousand in the second quarter of 2013, and lower provision on purchased non-impaired loans. The lower provision on purchased loans was partially offset by higher provision on the non-acquired loan portfolio as the balance of this portfolio increased by $137.7 million in the second quarter of 2013, which was a significantly higher growth rate than in the prior year.

The ALLL was $6.4 million, or 0.49 percent of total loans as of June 30, 2013 compared to $5.5 million, or 0.70 percent of total loans as of March 31, 2013 and $4.0 million, or 0.52 percent of total loans as of December 31, 2012. Adjusted ALLL, which includes the ALLL and net acquisition accounting fair value adjustments for acquired loans, represented 3.70 percent of total loans as of June 30, 2013 compared to 2.54 percent as of March 31, 2013 and 2.70 percent as of December 31, 2012.

Nonperforming loans as a percentage of total loans was 1.14 percent as of June 30, 2013, which was a decline from 1.48 percent as of March 31, 2013 and 1.67 percent as of December 31, 2012. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets as of June 30, 2013 was 1.33 percent, which was a decline from 1.48 percent as of March 31, 2013 and 1.71 percent as of December 31, 2012. The decline in nonperforming assets was due to the ECB merger as well as the Company's continuing efforts to resolve legacy problem assets while maximizing value. These resolution efforts have included a combination of asset sales through various channels and successful loan workout plans.

Year-to-Date

Provision for loan losses was $3.4 million in the first six months of 2013 while provision for loan losses totaled $2.9 million in the 2012 Successor Period and $195 thousand in the 2012 Predecessor Period.

The following table summarizes the changes in ALLL for each loan category in the six months ended June 30, 2013.

(Dollars in thousands)	Non-Acquired	Purchased Non-Impaired	Purchased Credit-Impaired	Total

Balance at January 1, 2013	$2,665	$55	$1,278	$3,998
Net charge-offs	(118)	(887)	—	(1,005)
Provision for loan losses	1,792	832	808	3,432
Balance at June 30, 2013	$4,339	$—	$2,086	$6,425

Non-Interest Income

2Q 2013 compared to 2Q 2012

Non-interest income totaled $13.1 million in the second quarter of 2013, which was a significant increase from $2.4 million in the second quarter of 2012. Non-interest income in the current quarter included a one-time acquisition gain of $8.2 million related to the ECB merger, which reflected the amount by which the fair value of acquired net assets exceeded the combined purchase price and fair value of non-controlling interests.

Service charges and fees on deposit accounts increased by $968 thousand primarily due to the addition of deposit accounts acquired in the ECB merger. Mortgage banking income increased by $326 thousand with the addition of mortgage lenders in eastern North Carolina and improving residential real estate markets which provided more lending opportunities for home purchases. Government-guaranteed lending income, which includes gains on sales of the guaranteed portion of certain SBA loans originated by the Company as well as servicing fees on previously sold SBA loans, increased by $486 thousand. The Company sells the guaranteed portion of certain SBA loans in the secondary market without recourse and recognizes gains as those loans are sold at a premium.

Year-to-Date

Non-interest income totaled $16.6 million in the first six months of 2013 while non-interest income totaled $3.9 million in the 2012 Successor Period and $657 thousand in the 2012 Predecessor Period. Non-interest income in the current year-to-date period included a one-time acquisition gain of $8.2 million related to the ECB merger. Securities gains totaled $1.2 million in the first six months of 2013 as the Company recognized gains upon selling the majority of its municipal bonds for balance sheet management and tax purposes. Additionally, service charges and fees on deposits, mortgage banking income, government-guaranteed lending income, and bank-owned life insurance income totaled $2.0 million, $1.5 million, $2.2 million, and $505 thousand, respectively, in the first six months of 2013.

Non-Interest Expense

2Q 2013 compared to 2Q 2012

Non-interest expense totaled $31.1 million in the second quarter of 2013 which was a significant increase from $10.3 million in the second quarter of 2012. The increase in expenses was primarily due to $12.0 million in merger and conversion-related costs in the second quarter of 2013, which included professional fees, severance, and other expenses required to close the ECB merger as well as costs to convert ECB's data processing, technology, signage, and branch network to the Company's integrated platform. Additionally, salaries and employee benefits, occupancy and equipment, data processing, and other non-interest expense categories increased primarily due to the ECB merger which added employees, branch and other facilities, and equipment to the Company's expense base. The Company's operating efficiency ratio, which excludes non-recurring merger and conversion costs, improved from 82.8 percent in the second quarter of 2012 to 75.9 percent in the second quarter of 2013. Much of the improvement in the operating efficiency ratio was due to increased scale and operating leverage provided by the ECB merger combined with cost cutting measures implemented during the second quarter of 2013 which will begin to fully benefit the Company in the third quarter of 2013. For example, full time equivalent employees for the combined Company decreased from 520 as of March 31, 2013 to 485 as of June 30, 2013.

Year-to-Date

Non-interest expense totaled $43.8 million in the first six months of 2013 while non-interest expense totaled $17.7 million in the 2012 Successor Period and $3.2 million in the 2012 Predecessor Period. Expenses in the first six months of 2013 were significantly impacted by ECB merger and system conversion costs, which totaled $13.6 million, as well as a higher general expense run rate following the ECB merger. The Company's operating efficiency ratio was 78.2 percent in the first six months of 2013 compared to 82.9 percent in the 2012 Successor Period and 74.7 percent in the 2012 Predecessor Period.

Income Taxes

The Company’s income tax benefit was $2.8 million in the second quarter of 2013 compared to $259 thousand in the second quarter of 2012. Taxable income is calculated using pre-tax net income adjusted for the one-time acquisition gain in the second quarter of 2013, non-taxable municipal investment income, bank-owned life insurance income, and non-deductible merger costs. The Company’s income tax benefit was $3.2 million in the first six months of 2013. The income tax benefit was $255 thousand in the 2012 Successor Period, and income tax expense was $270 thousand in the 2012 Predecessor Period.

Linked Quarter Comparison

Net income was $3.7 million in the second quarter of 2013 compared to a net loss of $806 thousand in the first quarter of 2013. After preferred stock dividends and accretion, net income available to common stockholders was $3.0 million, or $0.07 per common share, in the second quarter of 2013 compared to a net loss attributable to common stockholders of $1.2 million, or $0.03 per common share, in the first quarter of 2013. Operating earnings, which excludes securities gains, the ECB acquisition gain, and merger and conversion costs, improved to $2.8 million in the second quarter of 2013 from a loss of $422 thousand in the first quarter of 2013 as the Company improved its financial performance following the ECB merger by increasing net interest income, lowering provision for loan losses, increasing non-interest income, and by reducing its operating efficiency ratio. Similarly, pre-tax, pre-provision earnings increased to $6.0 million in the second quarter of 2013 from $1.2 million in the first quarter of 2013.

Net interest income was $20.4 million in the second quarter of 2013 compared to $9.9 million in the first quarter of 2013. The increase in net interest income was the result of a significant increase in earning assets from organic business activity and the ECB merger as well as an improved net interest margin. Average earning assets increased from $956.1 million in the first quarter of 2013 to $1.75 billion in the second quarter of 2013. Over this period, average loan balances increased by $533.2 million, of which $466.7 million was from acquired ECB loans, and average investment securities balances increased by $250.9 million. In addition, average deposits increased by $751.0 million, of which $736.1 million was from the ECB merger.

The Company's net interest margin expanded from 4.24 percent in the first quarter of 2013 to 4.67 percent in the second quarter of 2013. The improved net interest margin was due to lower costs on interest-bearing liabilities and higher yields on earning assets. The cost of interest-bearing liabilities declined from 0.76 percent in the first quarter of 2013 to 0.51 percent in the second quarter of 2013, which primarily reflected a lower cost of deposits as the Company adjusted interest rates it pays on certain checking and money market accounts in the second quarter of 2013 and incorporated the ECB deposit base. Further, in order to fund loan growth and to hedge the risk of rising interest rates on the Company's tangible book value, the Company increased its level of borrowings in the current quarter in the form of FHLB advances, which also lowered overall funding costs in the quarter. Core net interest margin, which excludes the impact of acquisition accounting, was 3.64 percent in the second quarter of 2013 compared to 3.63 percent in the first quarter of 2013.

Provision for loan losses was $1.5 million in the second quarter of 2013 compared to $1.9 million in the first quarter of 2013. The reduction in provision for loan losses in the second quarter of 2013 was primarily due to improvements in expected cash flows on the Company's PCI loans, which generated a net provision recovery of $397 thousand in the second quarter of 2013, and lower provision on purchased non-impaired loans. The lower provision on purchased loans was partially offset by higher provision on the non-acquired loan portfolio as the balance of this portfolio increased by $137.7 million in the second quarter of 2013, which was a significantly higher growth rate than in the prior quarter.

Non-interest income totaled $13.1 million in the second quarter of 2013, which was a significant increase from $3.5 million in the first quarter of 2013. Non-interest income in the current quarter included a one-time acquisition gain of $8.2 million related to the ECB merger, which reflected the amount by which the fair value of acquired net assets exceeded the combined purchase price and fair value of non-controlling interests. Service charges and fees on deposit accounts increased by $1.0 million primarily due to the addition of deposit accounts acquired in the ECB merger. Mortgage banking income increased by $705 thousand with the addition of mortgage lenders in eastern North Carolina and improving residential real estate markets which provided more lending opportunities for home purchases.

Non-interest expense totaled $31.1 million in the second quarter of 2013, which was a significant increase from $12.7 million in the first quarter of 2013. Higher expenses on a linked quarter basis were partially due to a $10.4 million increase in merger and conversion-related costs. Additionally, salaries and employee benefits, occupancy and equipment, data processing, and other non-interest expense categories increased primarily due to the ECB merger which added employees, branch and other facilities, and equipment to the Company's expense base. The Company's operating efficiency ratio, which excludes merger and conversion costs, improved from 82.5 percent in the first quarter of 2013 to 75.9 percent in the second quarter of 2013.

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VantageSouth Bank is a state-chartered bank operating forty-six banking offices in central and eastern North Carolina. The common stock of VantageSouth Bancshares, Inc. is listed on the NYSE MKT, LLC under the symbol VSB. Investors can access additional corporate information, product descriptions and online services through VantageSouth Bank’s website at www.VantageSouth.com.

Conference Call

VSB will conduct a conference call at 10:00 a.m. EDT today to discuss today's press release. The conference call will be broadcast live over the Internet and can be accessed by any interested party at http://www.VantageSouth.com (under the Investor Relations section). A telephone playback of the conference call will be available approximately one hour after the completion of the call by dialing (800) 633-8284 and entering passcode 21668871.

Non-GAAP Financial Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. The Company's management uses these non-GAAP financial measures, including: (i) net operating earnings (loss); (ii) pre-tax, pre-provision operating earnings; (iii) operating non-interest income, (iv) operating efficiency ratio, (v) adjusted allowance for loan losses to loans; and (vi) tangible common equity, in their analysis of the Company's performance. Net operating earnings (loss) excludes the following from net income (loss): securities gains, a one-time acquisition gain, merger and conversion costs, and the income tax effect of adjustments. Pre-tax, pre-provision operating earnings excludes the following from net income (loss): provision for loan losses, income tax expense (benefit), securities gains, a one-time acquisition gain, and merger and conversion costs. The operating efficiency ratio excludes a one-time acquisition gain and merger and conversion costs from the efficiency ratio. Adjusted allowance for loan losses adds net acquisition accounting fair value discounts to the allowance for loan losses. Tangible common equity excludes preferred stock as well as goodwill and other intangible assets, net, from total stockholders' equity.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.

Forward-looking Statements

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, risks associated with the ownership by Piedmont of a majority of the Company’s voting power, including the possibility of the interests of Piedmont differing from other Company stockholders or any change in management, strategic direction, business plan, or operations, the ability of our management to successfully integrate the Company’s business and execute its business plan across several geographic areas, local economic conditions affecting retail and commercial real estate, disruptions in the credit markets, changes in interest rates, adverse developments in the real estate market affecting the value and marketability of collateral securing loans made by the Bank, the failure of assumptions underlying loan loss and other reserves, competition, our ability to successfully integrate any businesses that we acquire, and the risk of new and changing regulation. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update such forward-looking statements.

QUARTERLY RESULTS OF OPERATIONS

	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012

Interest income
Loans	$20,376	$10,697	$10,898	$10,810	$10,707
Investment securities	2,005	815	855	1,036	1,070
Federal funds sold and interest-earning deposits	21	16	20	16	33
Total interest income	22,402	11,528	11,773	11,862	11,810
Interest expense
Deposits	1,619	1,302	1,309	1,320	1,462
Short-term borrowings	42	12	10	3	4
Long-term debt	313	270	279	274	311
Total interest expense	1,974	1,584	1,598	1,597	1,777
Net interest income	20,428	9,944	10,175	10,265	10,033
Provision for loan losses	1,492	1,940	1,167	1,077	2,046
Net interest income after provision for loan losses	18,936	8,004	9,008	9,188	7,987
Non-interest income
Service charges and fees on deposit accounts	1,525	515	508	523	557
Mortgage banking	1,096	391	771	1,127	770
Government-guaranteed lending	1,058	1,119	1,718	776	572
Bank-owned life insurance	310	195	208	215	203
Gain (loss) on sales of available for sale securities	123	1,092	603	483	(27)
Gain on acquisition	8,241	—	—	—	—
Other	743	150	325	208	315
Total non-interest income	13,096	3,462	4,133	3,332	2,390
Non-interest expense
Salaries and employee benefits	11,009	5,991	6,588	5,648	5,513
Occupancy and equipment	2,408	1,547	1,321	1,385	1,353
Data processing	1,075	644	698	644	594
FDIC insurance premiums	400	227	216	205	229
Professional services	914	497	684	800	584
Foreclosed asset expenses	79	183	662	251	295
Other loan-related expense	792	461	352	419	335
Merger and conversion costs	11,961	1,601	2,114	547	6
Other	2,502	1,516	1,719	1,241	1,389
Total non-interest expense	31,140	12,667	14,354	11,140	10,298
Income (loss) before income taxes	892	(1,201)	(1,213)	1,380	79
Income tax expense (benefit)	(2,808)	(395)	(3,326)	95	(259)
Net income (loss)	3,700	(806)	2,113	1,285	338
Dividends and accretion on preferred stock	705	369	368	367	367
Net income available (loss attributable) to common stockholders	$2,995	$(1,175)	$1,745	$918	$(29)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$0.07	$(0.03)	$0.05	$0.03	$—
Diluted	$0.07	$(0.03)	$0.05	$0.03	$—

WEIGHTED AVERAGE COMMON SHARES
Weighted average common shares outstanding - basic	45,916,707	35,758,033	35,728,359	35,725,915	35,723,442
Weighted average common shares outstanding - diluted	45,935,330	35,758,033	35,806,191	35,749,168	35,723,442

	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012

PERFORMANCE RATIOS

Return on average assets	0.75%	(0.30)%	0.79%	0.49%	0.13%
Return on average equity	6.27%	(1.88)%	4.84%	2.98%	0.80%
Yield on earning assets, tax equivalent	5.12%	4.91%	5.05%	5.18%	5.09%
Cost of interest-bearing liabilities	0.51%	0.76%	0.80%	0.83%	0.91%
Net interest margin, tax equivalent	4.67%	4.24%	4.37%	4.49%	4.33%
Efficiency ratio	92.89%	94.49%	100.32%	81.93%	82.89%
Net loan charge-offs	0.18%	0.21%	0.17%	0.44%	0.35%

Reconciliation of GAAP to Non-GAAP

OPERATING EARNINGS

Net income (loss) (GAAP)	$3,700	$(806)	$2,113	$1,285	$338
Securities (gains) losses	(123)	(1,092)	(603)	(483)	27
Gain on acquisition	(8,241)	—	—	—	—
Merger and conversion costs	11,961	1,601	2,114	547	6
Income tax effect of adjustments	(4,484)	(125)	(89)	33	(11)
Deferred tax asset valuation allowance reversal	—	—	(3,300)	—	—
Net operating earnings (loss) (Non-GAAP)	$2,813	$(422)	$235	$1,382	$360

PRE-TAX, PRE-PROVISION OPERATING EARNINGS

Net income (loss) (GAAP)	$3,700	$(806)	$2,113	$1,285	$338
Provision for loan losses	1,492	1,940	1,167	1,077	2,046
Income tax expense (benefit)	(2,808)	(395)	(3,326)	95	(259)
Pre-tax, pre-provision income (loss)	2,384	739	(46)	2,457	2,125
Securities (gains) losses	(123)	(1,092)	(603)	(483)	27
Gain on acquisition	(8,241)	—	—	—	—
Merger and conversion costs	11,961	1,601	2,114	547	6
Pre-tax, pre-provision operating earnings (Non-GAAP)	$5,981	$1,248	$1,465	$2,521	$2,158

OPERATING NON-INTEREST INCOME

Non-interest income (GAAP)	$13,096	$3,462	$4,133	$3,332	$2,390
Gain on acquisition	(8,241)	—	—	—	—
Operating non-interest income (non-GAAP)	$4,855	$3,462	$4,133	$3,332	$2,390

OPERATING EFFICIENCY RATIO

Efficiency ratio (GAAP)	92.89%	94.49%	100.32%	81.93%	82.89%
Effect to adjust for gain on acquisition	30.28%	—%	—%	—%	—%
Effect to adjust for merger and conversion costs	(47.31)%	(11.94)%	(14.77)%	(4.02)%	(0.04)%
Operating efficiency ratio (Non-GAAP)	75.86%	82.55%	85.55%	77.91%	82.85%

YEAR-TO-DATE RESULTS OF OPERATIONS

	Successor Company		Predecessor Company
(Dollars in thousands, except per share data)	Six Months Ended June 30, 2013	Period from February 1 to June 30, 2012	Period from January 1 to January 31, 2012

Interest income
Loans	$31,073	$18,009	$3,807
Investment securities	2,820	1,826	395
Federal funds sold and interest-earning deposits	37	49	4
Total interest income	33,930	19,884	4,206
Interest expense
Deposits	2,921	2,457	530
Short-term borrowings	54	6	—
Long-term debt	583	512	103
Total interest expense	3,558	2,975	633
Net interest income	30,372	16,909	3,573
Provision for loan losses	3,432	2,915	195
Net interest income after provision for loan losses	26,940	13,994	3,378
Non-interest income
Service charges and fees on deposit accounts	2,040	906	194
Mortgage banking	1,487	1,266	225
Government-guaranteed lending	2,177	566	98
Bank-owned life insurance	505	337	70
Gain on sales of available for sale securities	1,215	165	—
Gain on acquisition	8,241	—	—
Other	893	622	70
Total non-interest income	16,558	3,862	657
Non-interest expense
Salaries and employee benefits	17,000	9,013	1,737
Occupancy and equipment	3,955	2,162	396
Data processing	1,719	1,039	212
FDIC insurance premiums	627	506	141
Professional services	1,411	1,125	144
Foreclosed asset expenses	262	390	11
Other loan-related expense	1,253	752	162
Merger and conversion costs	13,562	503	78
Other	4,018	2,226	355
Total non-interest expense	43,807	17,716	3,236
Income (loss) before income taxes	(309)	140	799
Income tax expense (benefit)	(3,203)	(255)	270
Net income	2,894	395	529
Dividends and accretion on preferred stock	1,074	611	122
Net income available (loss attributable) to common stockholders	$1,820	$(216)	$407

NET INCOME (LOSS) PER COMMON SHARE
Basic	$0.04	$(0.01)	$0.01
Diluted	$0.04	$(0.01)	$0.01

	Successor Company		Predecessor Company
(Dollars in thousands, except per share data)	Six Months Ended June 30, 2013	Period from February 1 to June 30, 2012	Period from January 1 to January 31, 2012

PERFORMANCE RATIOS

Return on average assets	0.38%	0.09%	0.58%
Return on average equity	2.84%	0.56%	3.67%
Yield on earning assets, tax equivalent	5.06%	5.13%	5.35%
Cost of interest-bearing liabilities	0.60%	0.91%	0.95%
Net interest margin, tax equivalent	4.53%	4.36%	4.55%
Efficiency ratio	93.35%	85.29%	76.50%
Net loan charge-offs	0.19%	0.39%	—%

Reconciliation of GAAP to Non-GAAP

OPERATING EARNINGS

Net income (GAAP)	$2,894	$395	$529
Securities gains	(1,215)	(165)	—
Gain on acquisition	(8,241)	—	—
Merger and conversion costs	13,562	503	78
Income tax effect	(4,609)	(129)	(30)
Net operating earnings (Non-GAAP)	$2,391	$604	$577

PRE-TAX, PRE-PROVISION OPERATING EARNINGS

Net income (GAAP)	$2,894	$395	$529
Provision for loan losses	3,432	2,915	195
Income tax expense (benefit)	(3,203)	(255)	270
Pre-tax, pre-provision income	3,123	3,055	994
Securities (gains) losses	(1,215)	(165)	—
Gain on acquisition	(8,241)	—	—
Merger and conversion costs	13,562	503	78
Pre-tax, pre-provision operating earnings (Non-GAAP)	$7,229	$3,393	$1,072

OPERATING NON-INTEREST INCOME

Non-interest income (GAAP)	$16,558	$3,862	$657
Gain on acquisition	(8,241)	—	—
Operating non-interest income (non-GAAP)	$8,317	$3,862	$657

OPERATING EFFICIENCY RATIO

Efficiency ratio (GAAP)	93.35%	85.29%	76.50%
Effect to adjust for gain on acquisition	19.88%	—	—
Effect to adjust for merger and conversion costs	(35.05)%	(2.42)%	(1.84)%
Operating efficiency ratio (Non-GAAP)	78.17%	82.87%	74.66%

QUARTERLY BALANCE SHEETS

	Ending Balances
(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Assets
Cash and due from banks	$29,264	$11,020	$15,735	$13,187	$18,776
Interest-earning deposits with banks	57,689	4,092	7,978	3,821	6,817
Federal funds sold	855	29,125	26,750	20,550	44,535
Investment securities available for sale	376,536	154,634	136,311	153,742	173,757
Investment securities held to maturity	200	194	180	166	130
Loans held for sale	21,390	8,671	16,439	8,239	7,357
Loans	1,323,981	794,623	763,416	739,028	696,872
Allowance for loan losses	(6,425)	(5,527)	(3,998)	(3,146)	(3,043)
Net loans	1,317,556	789,096	759,418	735,882	693,829
Federal Home Loan Bank stock	6,904	2,382	2,307	2,172	3,894
Premises and equipment, net	42,917	17,885	17,351	17,068	17,130
Bank-owned life insurance	32,642	20,138	19,976	19,800	19,620
Foreclosed assets	11,632	4,752	5,837	6,697	7,772
Deferred tax asset, net	58,560	37,525	36,659	33,162	33,590
Goodwill	26,254	26,254	26,254	26,254	26,254
Other intangible assets, net	6,343	2,266	2,376	2,487	2,597
Accrued interest receivable and other assets	20,678	8,008	11,654	10,842	11,771
Total assets	$2,009,420	$1,116,042	$1,085,225	$1,054,069	$1,067,829

Liabilities
Deposits:
Non-interest demand	$197,229	$73,756	$71,613	$111,725	$102,596
Interest-bearing demand	344,515	188,463	188,843	139,768	146,027
Money market and savings	482,672	270,994	260,966	241,324	245,913
Time	630,283	370,710	351,800	360,172	372,074
Total deposits	1,654,699	903,923	873,222	852,989	866,610
Short-term borrowings	68,002	6,000	7,500	—	—
Long-term debt	45,341	28,902	19,864	24,326	24,288
Accrued interest payable and other liabilities	11,505	4,818	10,698	5,243	7,050
Total liabilities	1,779,547	943,643	911,284	882,558	897,948

Stockholders' equity
Preferred stock, no par value	42,437	24,715	24,657	24,601	24,544
Common stock, $0.001 par value	46	36	36	36	36
Common stock warrant	1,457	1,325	1,325	1,325	1,325
Additional paid-in capital	188,408	147,738	147,510	146,655	146,648
Retained earnings (accumulated deficit)	416	(2,578)	(1,405)	(3,200)	(4,115)
Accumulated other comprehensive income (loss)	(2,891)	1,163	1,818	2,094	1,443
Total stockholders' equity	229,873	172,399	173,941	171,511	169,881
Total liabilities and stockholders' equity	$2,009,420	$1,116,042	$1,085,225	$1,054,069	$1,067,829

Supplemental information on components of accumulated other comprehensive income (loss):
Investment securities available for sale, net of tax	$(5,115)	$1,374	$2,085	$2,367	$1,443
Cash flow hedges, net of tax	2,224	(211)	(267)	(273)	—
Total accumulated other comprehensive income (loss)	$(2,891)	$1,163	$1,818	$2,094	$1,443

	Ending Balances
	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
COMMON SHARE DATA

Book value per common share	$4.07	$4.13	$4.18	$4.11	$4.07
Tangible book value per common share	$3.36	$3.33	$3.37	$3.31	$3.26
Ending shares outstanding	46,038,808	35,779,127	35,754,247	35,747,576	35,749,689

CAPITAL RATIOS

Tangible equity to tangible assets	9.98%	13.23%	13.75%	13.92%	13.57%
Tangible common equity to tangible assets	7.83%	10.96%	11.42%	11.52%	11.21%
VantageSouth Bank:
Tier 1 leverage ratio	8.26%	11.08%	11.45%	9.89%	9.41%
Tier 1 risk-based capital ratio	10.22%	13.13%	13.66%	12.82%	12.02%
Total risk-based capital ratio	11.11%	14.58%	14.96%	13.28%	12.49%
Crescent State Bank:
Tier 1 leverage ratio	N/A	N/A	N/A	12.21%	12.11%
Tier 1 risk-based capital ratio	N/A	N/A	N/A	13.81%	14.22%
Total risk-based capital ratio	N/A	N/A	N/A	15.20%	15.61%

ASSET QUALITY DATA

Nonperforming loans	$15,116	$11,792	$12,770	$14,023	$17,983
Foreclosed assets	11,632	4,752	5,837	6,697	7,772
Total nonperforming assets	$26,748	$16,544	$18,607	$20,720	$25,755

Allowance for loan losses to loans	0.49%	0.70%	0.52%	0.43%	0.44%
Nonperforming loans to total loans	1.14%	1.48%	1.67%	1.90%	2.58%
Nonperforming assets to total assets	1.33%	1.48%	1.71%	1.97%	2.41%
Restructured loans not included in categories above	$550	$558	$104	$—	$—

Reconciliation of GAAP to Non-GAAP

ADJUSTED ALLOWANCE FOR LOAN LOSSES

Allowance for loan losses (GAAP)	$6,425	$5,527	$3,998	$3,146	$3,043
Net acquisition accounting fair value discounts to loans	42,534	14,688	16,633	17,962	18,582
Adjusted allowance for loan losses	48,959	20,215	20,631	21,108	21,625
Loans	$1,323,981	$794,623	$763,416	$739,028	$696,872
Adjusted allowance for loan losses to loans (Non-GAAP)	3.70%	2.54%	2.70%	2.86%	3.10%

TANGIBLE COMMON EQUITY

Total stockholder's equity (GAAP)	$229,873	$172,399	$173,941	$171,511	$169,881
Less: Preferred stock	42,437	24,715	24,657	24,601	24,544
Less: Goodwill and other intangible assets, net	32,597	28,520	28,630	28,741	28,851
Tangible common equity (Non-GAAP)	$154,839	$119,164	$120,654	$118,169	$116,486

QUARTERLY NET INTEREST MARGIN ANALYSIS

	Three months ended June 30, 2013			Three months ended March 31, 2013			Three months ended June 30, 2012
(Dollars in thousands)	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*

Assets
Loans	$1,316,237	$20,376	6.21%	$783,023	$10,697	5.54%	$704,723	$10,707	6.11%
Investment securities	394,398	2,008	2.04	143,475	857	2.42	172,228	1,138	2.66
Federal funds and other	43,719	21	0.19	29,625	16	0.22	60,791	33	0.22
Total interest-earning assets	1,754,354	22,405	5.12%	956,123	11,570	4.91%	937,742	11,878	5.09%
Non-interest-earning assets	225,912			134,333			128,305
Total assets	$1,980,266			$1,090,456			$1,066,047

Liabilities and Equity
Interest-bearing demand	$333,215	183	0.22%	$183,667	139	0.31%	$144,283	$162	0.45%
Money market and savings	484,685	346	0.29	264,917	343	0.53	234,163	395	0.68
Time	620,441	1,090	0.70	363,248	820	0.92	382,972	905	0.95
Total interest-bearing deposits	1,438,341	1,619	0.45	811,832	1,302	0.65	761,418	1,462	0.77
Short-term borrowings	58,292	42	0.29	7,200	12	0.68	2,889	4	0.56
Long-term debt	45,465	313	2.76	23,211	270	4.72	22,764	311	5.49
Total interest-bearing liabilities	1,542,098	1,974	0.51%	842,243	1,584	0.76%	787,071	1,777	0.91%
Noninterest-bearing deposits	192,459			67,970			100,767
Other liabilities	8,846			6,427			7,237
Total liabilities	1,743,403			916,640			895,075
Stockholders’ equity	236,863			173,816			170,972
Total liabilities and stockholders’ equity	$1,980,266			$1,090,456			$1,066,047

Net interest income, taxable equivalent		$20,431			$9,986			$10,101
Interest rate spread			4.61%			4.15%			4.18%
Tax equivalent net interest margin			4.67%			4.24%			4.33%

Percentage of average interest-earning assets to average interest-bearing liabilities			113.76%			113.52%			119.14%
* Taxable equivalent basis

YEAR-TO-DATE NET INTEREST MARGIN ANALYSIS

	Successor Company						Predecessor Company
	Six months ended June 30, 2013			Period from February 1 to June 30, 2012			Period from January 1 to January 31, 2012
(Dollars in thousands)	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*

Assets
Loans	$1,049,646	$31,073	5.97%	$717,407	$18,009	6.08%	$730,387	$3,807	6.15%
Investment securities	268,589	2,866	2.15	174,542	1,941	2.70	180,220	419	2.74
Federal funds and other	36,672	37	0.20	53,610	49	0.22	23,719	4	0.20
Total interest-earning assets	1,354,907	33,976	5.06%	945,559	19,999	5.13%	934,326	4,230	5.35%
Non-interest-earning assets	180,565			121,443			134,240
Total assets	$1,535,472			$1,067,002			$1,068,566

Liabilities and Equity
Interest-bearing demand	$258,441	323	0.25%	$151,751	$318	0.51%	$172,363	$108	0.74%
Money market and savings	374,801	689	0.37	224,160	634	0.69	184,716	96	0.61
Time	491,845	1,909	0.78	386,767	1,505	0.94	404,999	326	0.95
Total interest-bearing deposits	1,125,087	2,921	0.52	762,678	2,457	0.78	762,078	530	0.82
Short-term borrowings	32,751	54	0.33	3,766	6	0.39	968	—	—
Long-term debt	34,333	583	3.42	23,333	512	5.32	24,217	103	5.02
Total interest-bearing liabilities	1,192,171	3,558	0.60%	789,777	2,975	0.91%	787,263	633	0.95%
Noninterest-bearing deposits	130,215			100,070			107,156
Other liabilities	7,634			6,739			4,184
Total liabilities	1,330,020			896,586			898,603
Stockholders’ equity	205,452			170,416			169,963
Total liabilities and stockholders’ equity	$1,535,472			$1,067,002			$1,068,566

Net interest income, taxable equivalent		$30,418			$17,024			$3,597
Interest rate spread			4.46%			4.22%			4.40%
Tax equivalent net interest margin			4.53%			4.36%			4.55%

Percentage of average interest-earning assets to average interest-bearing liabilities			113.65%			119.72%			118.68%
* Taxable equivalent basis